As Filed with the Securities and Exchange Commission on January 20, 2000
                                               Registration No. 333-92003

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                            Amendment No. 1 to
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  under
                        THE SECURITIES ACT OF 1933

      KEYSPAN CORPORATION                KEYSPAN GAS EAST CORPORATION
          (Exact name of registrant as specified in its charter)
            New York                                      New York
                            (State of incorporation)
           11-3431358                                    11-3434848
                 (I.R.S. employer identification number)

                          Steven L. Zelkowitz
         175 East Old Country Road, Hicksville, New York 11801
             One MetroTech Center, Brooklyn, New York 11201
                      (516) 755-6650 (Hicksville)
                       (718) 403-1000 (Brooklyn)
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service of both registrants)

                                   Copies to:
                               Raymond W. Wagner
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017
                               Matthew G. Maloney
                       Dickstein Shapiro Morin & Oshinsky
                                      LLP
                              2101 L Street, N.W.
                             Washington, D.C. 20037


     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                     CALCULATION OF REGISTRATION FEE         Proposed Maximum   Proposed Maximum

         Title Of Each Class of              Amount To Be     Aggregate Price       Aggregate          Amount of
       Securities To Be Registered            Registered       Per Unit<F2>       Offering Price     Registration Fee


Debt Securities . . . . . . . . . . . . .   $600,000,000<F1>       100%           $600,000,000        $166,800
Guarantees of Debt Securities . . . . . .         --               <F3>                <F3>             <F4>
Total . . . . . . . . . . . . . . . . . .   $600,000,000<F1>       100%           $600,000,000        $166,800<F5>

<F1> Or  an equivalent  amount,  based  upon the  exchange  rate  on  the applicable trade date, in a foreign currency or currency unit identified by the Issuer on the issue date.
<F2> Estimated  solely for  the purpose  of calculating  the registration fee.
<F3> No separate consideration  will be received  for the  guarantees and the Guarantor will not be paid any portion of the proceeds in respect of the guarantees.
<F4> Pursuant  to Rule  457(n)  under  the Securities  Act  of  1933,  no registration fee is required with respect to the guarantees.
<F5> Previously paid.

PROSPECTUS

                       KEYSPAN GAS EAST CORPORATION

                               $600,000,000
                             DEBT SECURITIES

                 Guaranteed Fully and Unconditionally by

                           KEYSPAN CORPORATION

The Issuer:                                   issue and offer up to
                                              $600,000,000 of its debt
-    KeySpan Gas East Corporation             securities.
     d/b/a Brooklyn Union of Long
     Island sells, distributes           -    The debt securities may be
     and transports natural gas               offered as separate series,
     to approximately 467,000                 in amounts, prices and on
     customers in Nassau and                  terms to be determined at
     Suffolk Counties on Long                 the time of the sale. When
     Island and a portion of                  the Issuer offers debt
     Queens County in New York                securities, it will provide
     City. The Issuer is a                    you with a prospectus
     wholly-owned subsidiary of               supplement or a term sheet
     KeySpan Corporation, which               describing the terms of the
     is the guarantor of the debt             specific issue of debt
     securities.                              securities including the
                                              offering price of the
The Guarantor:                                securities.

-    KeySpan Corporation d/b/a           -    The Issuer may sell the
     KeySpan Energy, with its                 debt securities to agents,
     subsidiaries, is the fourth              underwriters or dealers, or
     largest gas distribution                 may sell them directly to
     company in the United                    other purchasers.
     States, with 1.6 million
     customers in New York City          -    You should read this
     and on Long Island. It also              prospectus and the
     provides power, electric                 prospectus supplement or
     transmission and                         the term sheet relating to
     distribution services and a              the specific issue of debt
     broad range of related                   securities carefully before
     services in the gas and                  you invest.
     electric power industries.
                                             The Guarantees:
The Debt Securities and the
Offering:                                -    The payment of principal,
                                              premium, if any, and
-    By this prospectus, the                  interest, if any, on the
     Issuer may from time to time             debt securities will be
                                              guaranteed fully and
                                              unconditionally by KeySpan
                                              Corporation d/b/a KeySpan
                                              Energy, as Guarantor.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus is January   ,  2000.

                            TABLE OF CONTENTS

                                                                     Page


ABOUT THIS PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . .   1

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . .   1

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . .   2

THE ISSUER AND THE GUARANTOR  . . . . . . . . . . . . . . . . . . . .   4

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . . . . . .   7

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . .   8

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .  24

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                          ABOUT THIS PROSPECTUS


     As used in this prospectus and any prospectus supplement or term sheet, except as the context otherwise requires, "Guarantor" means KeySpan Corporation doing business as KeySpan Energy, "Issuer" means KeySpan Gas East Corporation doing business as Brooklyn Union of Long Island, and references to "we" "us" and "our" mean KeySpan Corporation doing business as KeySpan Energy, together with its consolidated subsidiaries, including KeySpan Gas East Corporation doing business as Brooklyn Union of Long Island.


                               RISK FACTORS

     Each time that the Issuer issues a new series of debt securities, risk factors, if appropriate, will be included in the prospectus supplement relating to that new series.

                   WHERE YOU CAN FIND MORE INFORMATION


     The Guarantor files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Guarantor's SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     The Issuer and the Guarantor have filed a joint registration statement on Form S-3 with the SEC covering the debt securities. For further information on us and the debt securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of the indenture, including the guarantees. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents in an exhibit to our registration statement of which this prospectus is a part.

     The SEC allows the Guarantor to "incorporate by reference" the information the Guarantor files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Guarantor files with the SEC will automatically update and supersede this information. The Guarantor incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Issuer sells all the debt securities.

     - Annual Report on Form 10-K of KeySpan Corporation (formerly known as MarketSpan Corporation) for the transition period from April 1, 1998 to December 31, 1998;

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

     -  Quarterly Report on Form 10-Q for the quarterly period ended June
        30, 1999;

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999;

     - Current Reports on Form 8-K dated February 4, 1999, February 12, 1999, March 31, 1999, May 20, 1999, June 22, 1999, September 16,
        1999, November 5, 1999, December 2, 1999 and January 19, 2000.

     You may request a copy of these filings, at no cost, over the Internet at our web site at http://www.keyspanenergy.com or by writing or telephoning us at the following address:

                            Investor Relations
                            KeySpan Corporation
                           One MetroTech Center
                         Brooklyn, New York, 11201
                              (718) 403-3265

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                        FORWARD-LOOKING STATEMENTS


     Some of the information included in this prospectus, any prospectus supplement or term sheet and the documents we have incorporated by reference contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements relate to future events or our future financial performance. We use words such as "anticipate", "believe", "expect", "may", "project", "will" or other similar words to identify forward-looking statements.

     Without limiting the foregoing, all statements relating to our

     -  anticipated capital expenditures,

     -  future cash flows and borrowings,

     -  pursuit of potential future acquisition opportunities, and

     -  sources of funding
are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

     Among the factors that could cause actual results to differ materially are:

     -  available sources and costs of fuel;

     - federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure;

     -  our ability to successfully reduce our cost structures;

     -  the successful integration of our subsidiaries;

     -  the degree to which we develop unregulated business ventures;

     - our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; and

     -  inflationary trends and interest rates.


     When considering these forward-looking statements, you should keep in mind the cautionary statements in this document, any prospectus supplement or term sheet and the documents incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                       THE ISSUER AND THE GUARANTOR


The Issuer


     The Issuer, KeySpan Gas East Corporation, does business under the name Brooklyn Union of Long Island. It is a wholly owned subsidiary of KeySpan Corporation, which does business under the name KeySpan Energy.

     The Issuer conducts the gas distribution business formerly carried on by the Long Island Lighting Company. It sells, distributes and transports natural gas in a service territory of approximately 1,230 square miles in the Long Island counties of Nassau and Suffolk and the Rockaway peninsula of Queens County. It owns and operates gas distribution, transmission and storage systems that consist of approximately 6,292 miles of distribution pipelines, 333 miles of transmission pipelines and a gas storage facility. The Issuer serves approximately 467,000 customers, of which approximately 418,000, or 90%, are residential.

     The Issuer offers gas for sale to residential customers on a "firm" basis, and to commercial and industrial customers on a "firm" or "interruptible" basis. The Issuer offers "firm" service to customers under rate schedules or contracts that anticipate no interruptions. It offers "interruptible" service to customers under rate schedules or contracts that anticipate and permit interruption on short notice, generally in peak-load seasons. Gas is available at any time of the year on an "interruptible" basis, if the supply is sufficient and the supply system is adequate.

     The Issuer also participates in the interstate markets by releasing pipeline capacity or bundling pipeline capacity with gas for "off-system" sales. An "off-system" customer consumes gas at facilities located outside the Issuer's service territory, by connecting to the Issuer's facilities or one of its transporter's facilities, at a point of delivery agreed to by the Issuer and the customer.

     The Issuer purchases its natural gas for sale to its customers under long-term supply contracts and short-term spot contracts. This gas is transported under both firm and interruptible transportation contracts. In addition, the Issuer has commitments from third parties for the provision of gas storage capability and peaking supplies.

     The Issuer was incorporated in 1998 when all of the assets used in the gas distribution business formerly owned by the Long Island Lighting Company were transferred to it. The principal address of the Issuer is 175 East Old Country Road, Hicksville, New York 11801.

The Guarantor

     The Guarantor was formed in connection with a business combination in May 1998 of KeySpan Energy Corporation, the parent of The Brooklyn Union Gas Company, and certain businesses of the Long Island Lighting Company. Our core business is gas distribution, conducted by our two subsidiaries, Brooklyn Union of New York and the Issuer, which together distribute gas to approximately 1.6 million customers.


     We are also a major, and growing, generator of electricity. We own and operate five large generating plants and 42 smaller facilities in Nassau and Suffolk Counties on Long Island and a major facility in Queens County in New York City. Under contractual arrangements, we provide power, electric transmission-and-distribution services, billing and other customer services for approximately one million electric customers of the Long Island Power Authority. Our other subsidiaries are involved in gas storage, wholesale and retail gas and electric marketing, appliance service, and large energy-system ownership, installation and management. We also invest in, and participate in the development of, pipelines and other energy projects, domestically and internationally.

     In November 1999, the Guarantor and Eastern Enterprises ("Eastern") announced that they had signed a definitive merger agreement under which we will acquire all of the common stock of Eastern for $64.00 per share in cash. The transaction has a total value of approximately $2.5 billion ($1.7 billion in equity and $0.8 billion in assumed debt and preferred stock). The Guarantor expects to raise $1.7 billion of initial financing for the transaction in short-term markets which will ultimately be replaced with long-term financing. The transaction will be accounted for as a purchase.

     Eastern owns and operates Boston Gas Company, Colonial Gas Company, Essex Gas Company, Midland Enterprises Inc., Transgas Inc. and ServicEdge Partners, Inc. The following table shows Eastern's revenues, operating earnings and net earnings for the years 1996 through 1998 and the nine months ended September 30, 1998 and 1999:


                                                      Nine Months Ended
                          Years Ended December 31,      September 30,
                           1996     1997      1998      1998    1999(1)
                                        ($ in thousands)

Revenues  . . . . . $1,057,271  $1,023,740   $935,264     $677,228     $660,327
Operating earnings  $  130,234  $  115,317   $100,405     $ 62,902     $ 54,813
Net earnings  . . . $   64,501  $   55,916   $105,981<F2> $$86,348<F2> $ 26,905

<F1>  Eastern acquired Colonial Gas Company on August 31, 1999 in a transaction accounted for as a purchase.
<F2>  Includes reversal of reserves resulting in an extraordinary gain of
     $48.4 million on an after-tax basis.

At September 30, 1999, Eastern had total assets of $1.9 billion, long-term debt and preferred stock of $0.5 billion and shareholders' equity of $0.7 billion.

     In July 1999, Eastern announced it had entered into an agreement to acquire EnergyNorth Inc., owner of New Hampshire's largest natural gas distributor. EnergyNorth is located across the border from, but contiguous to, areas served by Eastern's gas distribution subsidiaries. In connection with our acquisition of Eastern, Eastern has amended its agreement with EnergyNorth to provide for an all cash acquisition of EnergyNorth shares at a price per share of $61.13. The restructured EnergyNorth merger is expected to close contemporaneously with the KeySpan/Eastern transaction.


     The merger of KeySpan Corporation and Eastern is conditioned, among other things, upon the approval of Eastern's shareholders, the SEC and the New Hampshire Public Utility Commission. We anticipate that the transaction can be completed in 6 to 9 months but we are unable to determine when or if all of the required approvals will be obtained.


     The increased size and scope of the combined organization should enable the combined company to provide enhanced, cost-effective customer service and to capitalize on the above-average growth opportunities for natural gas in the Northeast and provide additional resources to our unregulated businesses. The combined company will serve approximately 2.4 million customers.

                             USE OF PROCEEDS


     The Issuer plans to use the proceeds of the offering for the satisfaction of outstanding obligations, the construction of utility plants, for reimbursement of the Issuer's treasury, and for any other proper corporate purposes, including investment in short-term securities.

                    RATIO OF EARNINGS TO FIXED CHARGES


     The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

                                              Nine Months   Nine Months
                Years Ended                      Ended         Ended
--------------------------------------------------------------------------
 December    December                March                   September
   31,         31,      March 31,     31,    December 31,       30,
   1995        1996       1997       1998        1998          1999
--------------------------------------------------------------------------
   2.06        2.15       2.21       2.44         <F1>          3.31

<F1>  For the nine months ended December 31, 1998, earnings were insufficient to cover fixed charges by $365.0 million. During the nine months ended December 31, 1998, the Guarantor incurred the following special charges (after tax): charges associated with the transaction with the Long Island Power Authority of $107.9 million; charges associated with the combination of Long Island Lighting Company's gas and electric services businesses with KeySpan Energy Corporation of $83.5 million; an impairment charge of $54.1 million to write-down the value of proved gas reserves; and a charge of $13.0 million to establish a not-for-profit philanthropic foundation.

                        DESCRIPTION OF SECURITIES


     The debt securities and the guarantees will be issued under an indenture, dated as of December 1, 1999, among the Issuer, the Guarantor and The Chase Manhattan Bank, as trustee. The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. The debt securities will be guaranteed by the Guarantor under the guarantees described below.

     The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete, and we refer you to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the indenture. The referenced sections of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement or term sheet relating to an issue of debt securities will describe these considerations, if they apply.


                      Description of Debt Securities


Specific terms of each series

     Each time that the Issuer issues a new series of debt securities, the prospectus supplement or term sheet relating to that new series will specify the particular amount, price and other terms of those debt securities. These terms may include:

     -  the title of the debt securities;

     -  any limit on the total principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities will be payable or their manner of determination;

     - the interest rate or rates of the debt securities; the date or dates from which interest will accrue on the debt securities; and the interest payment dates and the regular record dates for the debt securities; or, in each case, their manner of determination;

     - the place or places where the principal of and premium and interest on the debt securities will be paid;

     - the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

     - the terms on which the Issuer would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part;

     - the denomination in which the debt securities will be issued, if other than denominations of $1,000 and any whole multiple thereof;

     - the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include OID debt securities or indexed debt securities, which are each described below;

     - whether and under what circumstances the Issuer or the Guarantor will pay additional amounts under any debt securities held by a person who is not a U.S. person for tax payments, assessments or other governmental charges and whether the Issuer or the Guarantor has the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

     - the form in which the Issuer will issue the debt securities, whether registered, bearer or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

     - whether the debt securities will be issuable as global securities;

     - whether the amounts of payments of principal of, premium, if any, and interest, if any, on the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

     - if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

     - any trustees, paying agents, transfer agents, registrars, depositories or similar agents with respect to the debt securities;

     - any additions or deletions to the terms of the debt securities with respect to the events of default or covenants governing the debt securities;

     - the foreign currency or units of two or more foreign currencies in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars, and holders' right, if any, to elect payment in a foreign currency or foreign currency unit other than that in which the debt securities are payable;

     - whether and to what extent the debt securities are subject to defeasance on terms different from those described under "Defeasance of indenture"; and

     - any other terms of the debt securities that are not inconsistent with the indenture.

(section 301)

     The Issuer may issue debt securities as original issue discount ("OID") debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If the Issuer issues OID debt securities, the prospectus supplement or term sheet will contain the issue price, the rate at which interest will accrete, and the date from which such interest will accrete on the OID debt securities.

     The Issuer may also issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by the Issuer, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement or term sheet.


Ranking


     The debt securities will be unsecured and unsubordinated obligations of the Issuer and will rank equally with all the Issuer's other unsecured and unsubordinated debt. The guarantees will be unsecured and unsubordinated obligations of the Guarantor and will rank equally with all the Guarantor's other unsecured and unsubordinated debt.

Form and denomination


     The prospectus supplement or term sheet will describe the form which the debt securities and the guarantees will have, including insertions, omissions, substitutions and other variations permitted by the indenture and any legends required by any laws, rules or regulations. (section 201)

     The Issuer will issue debt securities in denominations of $1,000 and whole multiples thereof, unless the prospectus supplement or term sheet states otherwise. (section 302)

Payment


     The Issuer will pay principal of and premium and interest on its registered debt securities at the place and time described in the debt securities. The Issuer will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. The Issuer will pay principal and premium on registered debt securities only against surrender of these debt securities. (section 1001). If the Issuer issues debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made.

Material covenants


     The indenture includes the following material covenants:

     Lien on assets


     If the Issuer mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets which it now owns or acquires in the future, then the Issuer will secure the debt securities to the same extent and in the same proportion as the debt or other obligation that is secured by that mortgage, pledge or other lien. The debt securities will remain secured for the same period as the other debt remains secured. This restriction does not apply, however, to any of the following:

     -  purchase-money mortgages or liens;

     - liens on any property or asset that existed at the time when the Issuer acquired that property or asset;

     -  any deposit or pledge to secure public or statutory obligations;

     - any deposit or pledge with any governmental agency required to qualify the Issuer to conduct its business, or any part of its business, or to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security;

     - any deposit or pledge with any court, board, commission or governmental agency as security related to the proper conduct of any proceeding before it;

     - any mortgage, pledge or lien on any property or asset of any of the Issuer's affiliates, even if the affiliate may have acquired that property or asset from the Issuer;

     - liens for taxes, assessments or governmental charges or levies not yet delinquent or being contested in good faith by the Issuer, if the Issuer has made appropriate reserves;

     - liens of landlords and liens of mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by the Issuer, if the Issuer has made appropriate reserves;

     - leases or subleases which the Issuer has granted to others in the ordinary course of business;

     - easements, rights-of-way, restrictions and other similar encumbrances which the Issuer has incurred in the ordinary course of business and which do not interfere with the ordinary conduct of the Issuer's business;

     - liens incurred in connection with the issuance by a state or a political subdivision of a state of any securities the interest on which is exempt from federal income taxes under Section 103 of the Internal Revenue Code or any other laws or regulations in effect at the time of the issuance; or

     - liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the foregoing clauses or in this clause.

(section 1007)

     Limitation on merger, consolidation and sales of assets


     Neither the Issuer nor the Guarantor may consolidate with or merge into any other entity or transfer or lease substantially all of its properties and assets to any person unless:

     - the successor is organized under the laws of the United States or a state thereof;

     - the successor assumes by supplemental indenture the obligations of its predecessor (that is, all the Issuer's obligations under the debt securities and the indenture or all the Guarantor's obligations under the guarantees and the indenture); and

     - after giving effect to the transaction, there is no default under the indenture.

     The surviving transferee or lessee corporation will be the Issuer's or the Guarantor's successor, and the Issuer will be relieved of all obligations under the debt securities and the indenture or the Guarantor will be relieved of all obligations under the guarantees and the indenture. (sections 801 and 802)


Registration of transfer and exchange


     All debt securities issued upon any registration of transfer or exchange of debt securities will be valid obligations of the Issuer, evidencing the same debt and entitled to the same rights under the indenture and the guarantees as the debt securities surrendered in the registration of transfer or exchange.

     Registration of transfer


     Holders of registered debt securities may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by the Issuer. (section 305)

     The Issuer will not be required to register the transfer of or exchange debt securities under the following conditions:

     - The Issuer will not be required to register the transfer of or exchange any debt securities during a period of 15 days before any selection of those debt securities to be redeemed.

     - The Issuer will not be required to register the transfer of or exchange any debt securities selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

     - The Issuer will not be required to register the transfer of or exchange debt securities of any holder who has exercised an option to require the repurchase of those debt securities prior to their stated maturity date, except the portion not being repurchased.

(section 305)

     Exchange


     At your option, you may exchange your registered debt securities of any series (except a global security, as set forth below) for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to the designated agency of the Issuer.

     The Issuer may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case the Issuer will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

     The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case the Issuer will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities. (section 305)

     Notwithstanding the above, the Issuer will not be required to exchange any debt securities if, as a result of the exchange, the Issuer would suffer adverse consequences under any United States law or regulation. (section 305)

Global securities


     If the Issuer decides to issue debt securities in the form of one or more global securities, then the Issuer will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

     The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of the Issuer, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Defeasance of indenture


     The Issuer and the Guarantor can terminate all of their obligations under the Indenture with respect to the debt securities and the guarantees, other than the obligation to pay interest on and the principal of the debt securities and certain other obligations, at any time by:

     - depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity; and

     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's and the Guarantor's defeasance.


     In addition, the Issuer and the Guarantor can terminate all of their obligations under the Indenture with respect to the debt securities and the guarantees, including the obligation to pay interest on and the principal of the debt securities, at any time by:

     - depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and


     - complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer's and the Guarantor's defeasance.

(sections 402-404)

Payments of unclaimed moneys


     Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any debt security that remain unclaimed for two years will be repaid to the Issuer at the Issuer's request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to the Issuer and not to the trustee or paying agent. (section 409)

Events of default, notices, and waiver


     Events of default


     An "event of default" regarding any series of debt securities is any one of the following events:

     - default for 30 days in the payment of any interest installment when due and payable;

     - default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise;

     - default in the performance of any covenant in the debt securities or in the indenture by the Issuer or the Guarantor for 60 days after notice to the Issuer and the Guarantor by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series;

     - acceleration of debt securities of another series or any other indebtedness for borrowed money of the Issuer or the Guarantor, in an aggregate principal amount exceeding $10.0 million under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled within 30 days after written notice as provided in the indenture;

     - certain events of bankruptcy, insolvency and reorganization of the Issuer or the Guarantor; and

     - any other event of default of that series that is specified in the prospectus supplement or term sheet.

(section 501)

     A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series.


     If an event of default for any series of debt securities occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of the Issuer or Guarantor), either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to the Issuer and the Guarantor. If it is the holders of debt securities who give notice of that declaration of acceleration to the Issuer and the Guarantor, then they must also give notice to the trustee. (section 502)

     If an event of default occurs which involves the bankruptcy, insolvency or reorganization of the Issuer or the Guarantor, as set forth above, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (section 502)


     In order for holders of debt securities to initiate proceedings for a remedy under the indenture, 25% in principal amount must first give notice to the Issuer and the Guarantor as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the debt securities of the same series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of that series. (section 507)

     The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (section 502)

     If the Issuer or the Guarantor defaults on the payment of any installment of interest and fails to cure the default within 30 days, or if the Issuer or the Guarantor defaults on the payment of principal when it becomes due, then the trustee may require the Issuer or the Guarantor to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection. (section 503)

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. The indenture requires the Issuer to pay additional amounts necessary to protect holders if a court requires a conversion to be made on a date other than a judgment date.

     Notices


     The trustee is required to give notice to holders of a series of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the default has occurred. In the event of a default in the performance of any covenant in the debt securities or the indenture which results under the indenture in notice to the Issuer and the Guarantor by the trustee after 90 days, the trustee shall not give notice to the holders of debt securities until 60 days after the giving of notice to the Issuer and the Guarantor. The trustee may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the debt securities. (section 602)

     Waiver


     The holders of a majority in principal amount of the outstanding debt securities of a series may waive any past default or event of default except a default in the payment of principal of or premium or interest on the debt securities of that series or a default relating to a provision that cannot be amended without the consent of each affected holder. (section 513)

Reports

     The Issuer and the Guarantor are each required to file every year with the trustee an officer's certificate confirming that it is complying with all conditions and covenants in the indenture. (section 1005)


     The Issuer and the Guarantor must each file with the trustee copies of the annual reports and of the information and other documents which the Issuer and the Guarantor may be required to file with the SEC under
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. These documents must be filed with the trustee within 15 days after they are required to be filed with the SEC. If either the Issuer or the Guarantor is not required to file the information, documents or reports under either of these Sections, then the Issuer or the Guarantor must file with the trustee and the SEC, in accordance with the rules and regulations of the SEC, the supplementary and periodic information, documents and reports which may be required by Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange, as may be required by the rules and regulations of the SEC.


     Within 30 days of filing the information, documents or reports referred to above with the trustee, the Issuer and the Guarantor must mail to the holders of the debt securities any summaries of the information, documents or reports which are required to be sent to the holders by the rules and regulations of the SEC. (section 704)

Rights and duties of the trustee


     The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal. (section 512) During a default, the trustee is required to exercise the standard of care and skill that a prudent man would exercise under the circumstances in the conduct of his own affairs. (section 601) The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (section 603)

     The trustee is entitled, in the absence of bad faith on its part, to rely on an officer's certificate of the Issuer or the Guarantor before taking action under the indenture. (section 603)

Supplemental indentures


     Supplemental indentures not requiring consent of holders


     Without the consent of any holders of debt securities, the Issuer, the Guarantor and the trustee may supplement the indenture, among other things, to:

     - pledge property to the trustee as security for the debt securities;

     - reflect that another entity has succeeded the Issuer or the Guarantor and assumed the covenants and obligations of the Issuer under the debt securities and the indenture or of the Guarantor under the guarantees and the indenture;

     - cure any ambiguity or inconsistency in the indenture or in the debt securities or the guarantees or make any other provisions the Issuer and the Guarantor consider necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

     - issue and establish the form and terms of any series of debt securities or the guarantees as provided in the indenture;

     - add to the covenants of the Issuer or the Guarantor further covenants for the benefit of the holders of debt securities (and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit);

     - add any additional event of default (and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies);

     -  change the trustee or provide for an additional trustee;

     - provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

     - modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(section 901)

     Supplemental indentures requiring consent of holders


     With the consent of the holders of at least a majority in principal amount of the series of the debt securities that would be affected by a modification of the indenture, the indenture permits the Issuer, the Guarantor and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities. However, without the consent of each holder of all of the debt securities affected by that modification, the Issuer, the Guarantor and trustee may not:

     - reduce the principal of or premium on or change the stated final maturity of any debt security;


     - reduce the rate of or change the time for payment of interest on any debt security (or, in the case of OID debt securities, reduce the rate of accretion of the OID);


     - change any obligation of the Issuer or the Guarantor to pay additional amounts under the indenture;

     - reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by the Issuer or the Guarantor (or the time when the redemption, repayment or purchase may be made);

     - make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

     - reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;


     - impair any right of repayment or purchase at the option of any holder of debt securities;

     - modify the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption;

     - modify the Guarantor's obligation under the guarantees to pay all amounts due under the debt securities in any way adverse to the interest of any holders of debt securities; or

     - reduce the principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(section 902)

     A supplemental indenture which modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption


     The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or term sheet for that series. Generally, the Issuer must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

     -  the principal amount being redeemed;

     -  the redemption date;

     -  the redemption price;

     -  the place or places of payment;

     -  the CUSIP number of the debt securities being redeemed;

     -  whether the redemption is pursuant to a sinking fund;


     - that on the redemption date, interest (or, in the case of OID debt securities, original issue discount) will cease to accrue; and


     - if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(section 1104)

     On or before any redemption date, the Issuer or the Guarantor will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (section 1103)

     If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (section 1106)


                      Description of the Guarantees


     The Guarantor has unconditionally guaranteed to each holder of debt securities and to the trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of the Issuer under the indenture.

     The guarantees will remain valid even if the indenture is found to be invalid. The Guarantor is obligated under the guarantees to pay any guaranteed amount immediately after the Issuer's failure to do so.


     The Guarantor is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through its subsidiaries and, as a result, the Guarantor depends on the earnings and cash flow of, and dividends or distributions from, its subsidiaries to provide the funds necessary to meet its debt and contractual obligations. Furthermore, a substantial portion of the Guarantor's consolidated assets, earnings and cash flow is derived from the operation of its regulated utility subsidiaries, whose legal authority to pay dividends or make other distributions to the Guarantor is subject to regulation by the State of New York Public Service Commission. In addition, upon consummation of the merger with Eastern Enterprises, the Guarantor expects to register as a holding company under the Public Utility Holding Company Act of 1935, as amended. As a result, the corporate and financial activities of the Guarantor and each of its subsidiaries (including their ability to pay dividends to the Guarantor) will be subject to regulation by the SEC.

     The Guarantor's holding company status also means that the right of the Guarantor to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of the Guarantor itself as a creditor of a subsidiary may be recognized). Since this is true for the Guarantor, it is also true for the creditors of the Guarantor (including the holders of the debt securities). The right of the Guarantor's creditors (including the holders of the debt securities) to participate in the distribution of the stock owned by the Guarantor in its regulated subsidiaries would also be subject to approval by the State of New York Public Service Commission and the Federal Energy Regulatory Commission.



                          Concerning the Trustee


     We have customary banking relationships with the trustee, The Chase Manhattan Bank. Among other services, The Chase Manhattan Bank provides us with cash management and credit services, including payroll account, lockbox, foreign exchange and investment custody account services. The Chase Manhattan Bank also serves or has served as administrative agent and trustee with respect to several other loans and issuances of debt of the Guarantor or its subsidiaries and is a member of a syndicate of banks which is party to a $700 million line of credit facility with the Guarantor. In addition, Chase Securities Inc., an affiliate of The Chase Manhattan Bank, acts as a placement agent for a commercial paper program which the Guarantor initiated in November 1999.


                              Governing Law


     The laws of the State of New York govern the indenture and will govern the debt securities and the guarantees. (section 112)

                           PLAN OF DISTRIBUTION


     The Issuer may sell the debt securities in any of three ways:

     -  through underwriters or dealers;

     -  through agents; or

     -  directly to purchasers.

     The prospectus supplement or term sheet for each series of debt securities will describe that offering, including:

     -  the name or names of any underwriters, dealers or agents;

     -  the purchase price and the proceeds to the Issuer from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the debt securities of that series may be listed.

Underwriters


     If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters. Unless otherwise set forth in the prospectus supplement or term sheet, the obligations of the underwriters to purchase debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of a series if any are purchased.

     The debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of debt securities for whom they may act as agent. Underwriters may also sell debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Issuer may authorize underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price stated in the prospectus supplement or term sheet required by delayed delivery contracts providing for payment and delivery on a specified date in the future. If the Issuer sells debt securities under these delayed delivery contracts, the prospectus supplement or term sheet will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents


     The Issuer may also sell debt securities through agents designated by us from time to time. We will name any agents involved in the offer or sale of the debt securities and will list commissions payable by the Issuer to these agents in the prospectus supplement or term sheet. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement or term sheet.

Direct sales


     The Issuer may sell debt securities directly to purchasers. In this case, the Issuer will not engage underwriters or agents in the offer and sale of debt securities.

Remarketing transactions


     The Issuer may also sell debt securities that we have purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement or term sheet will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the debt securities under the Securities Act of 1933, as amended.

Indemnification


     We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity


     Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from the Issuer may make a market in these debt securities. The underwriters will not be obligated, however, to make a market in the debt securities and may discontinue market-making at any time without notice to holders of debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

                              LEGAL OPINIONS


     The validity of the debt securities offered by the Issuer and the guarantees offered by the Guarantor in this prospectus will be passed upon for the Issuer and the Guarantor by Steven L. Zelkowitz, Senior Vice President and Deputy General Counsel of the Guarantor. Mr. Zelkowitz has been granted options to purchase up to 146,000 shares of common stock of
the Guarantor.   Certain other legal matters will be passed upon for the
Issuer and the Guarantor by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C., or other counsel identified in the prospectus supplement or term sheet. Frederick M. Lowther, a partner of Dickstein Shapiro Morin & Oshinsky LLP, serves as the General Counsel of the Guarantor and has been granted options to purchase up to 45,000 shares of the Guarantor's common stock. In addition, other Dickstein Shapiro Morin & Oshinsky LLP attorneys may be deemed to be beneficial owners of the Guarantor's common stock having a fair market value of approximately $50,000. Certain legal matters will be passed upon for any agents or underwriters by Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the prospectus supplement or term sheet. Simpson Thacher & Bartlett also acts as counsel for us from time to time.


                                 EXPERTS


     Arthur Andersen LLP, independent accountants, audited certain financial statements for the nine months ended December 31, 1998 and related schedules incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP, as experts in accounting and auditing in giving the report.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Long Island Lighting Company as of March 31, 1998 and for the twelve months ended March 31, 1998, the three months ended March 31, 1997 and the twelve months ended December 31, 1996 and related schedule included in our Annual Report on Form 10-K, as amended, for the Transition Period from April 1, 1998 to December 31, 1998, as set forth in their Report, which is incorporated by reference, in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference herein in reliance upon Ernst & Young LLP's report, given upon their authority, as experts in accounting and auditing.

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the debt securities and the guarantees being registered, other than the underwriting discounts and commissions, are as follows:

             Securities and Exchange Commission
             Registration Fee                            $166,800
             Legal Fees and Expenses                     $200,000
             Accountants Fees and Expenses               $120,000
             Trustee Fees and Expenses                   $ 15,000
             Rating Agency Fees                          $250,000
             Printing and Delivery Expenses              $ 20,000
             Miscellaneous Expenses                      $  3,200
             Total<F1>                                   $775,000

[FN]
<F1> Estimated


Item 15. Indemnification of Directors and Officers.

     The New York Business Corporation Law ("BCL"), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he was not legally entitled.

     Section 722 of the BCL provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

     Section 723 of the BCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification.
Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers. The Issuer and the Guarantor have in effect insurance policies providing both directors and officers liability coverage and corporate reimbursement coverage.

     Section 402(b) of the BCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating, with certain exceptions, the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity. The certificate of incorporation of both the Issuer and the Guarantor contain provisions eliminating the personal liability of Directors to the extent permitted by New York law.


     The Issuer's and the Guarantor's certificates of incorporation provide generally that they shall, except to the extent expressly prohibited by the BCL, indemnify each of their officers and directors made or threatened to be made a party to any action, suit or proceeding, or appeal thereof, whether civil or criminal by reason of the fact that such person is or was an officer or director against all expense, liability and loss (including, but not limited to all attorneys' fees, judgments, fines, pension plan taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The certificates of incorporation further provide for advancement and reimbursement of such expenses incurred by an officer or director in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by such person to repay such amount if, and to the extent that, such person is ultimately found not to be entitled to indemnification.


Item 16. List of Exhibits.

     See Exhibit Index

Item 17. Undertakings.

(a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Guarantor pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Guarantor's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such registrants pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, such registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrants of expenses incurred or paid by a director, officer or controlling person of such registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, KeySpan Gas East Corporation, one of the registrants, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on the 19th day of January , 2000.


KEYSPAN GAS EAST CORPORATION
Issuer of Securities
(Registrant)


By:   /s/ Ann C. Jordan
Anne C. Jordan
Vice President and Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment has been signed below by the following persons in the capacities and on the dates indicated.


Signatures and Titles                               Date


      *                                             January 19, 2000
------------------------
Robert J. Fani
President, Chief Executive Officer and Director
(Principal Executive Officer)


/s/ Ann C. Jordan                                   January 19, 2000
------------------------
Anne C. Jordan
Vice President and Chief Financial Officer
(Principal Financial Officer)


/s/ Paul R. Nick                                    January 19, 2000
------------------------
Paul R. Nick
Controller and Chief Accounting Officer
(Principal Accounting Officer)

            *
------------------------                            January 19, 2000
Robert J. Fani
Director


             *
------------------------                            January 19, 2000
George B. Jongeling
Director




*By:  /s/ Paul R. Nick                               January 19, 2000

Paul R. Nick, as Attorney-In-Fact
Controller and Chief Accounting Officer




___________________

* Such signature has been affixed pursuant to a power of attorney filed as an exhibit hereto.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, KeySpan Corporation, one of the registrants, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on the 19th day of January, 2000.


KEYSPAN CORPORATION
Guarantor of Securities
(Registrant)


By:/s/ Gerald Luterman
------------------------
Gerald Luterman
Chief Financial Officer and Senior Vice-President
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment has been signed below by the following persons in the capacities and on the dates indicated.


Signatures and Titles:                            Date


          *                                  January 19, 2000
------------------------
Robert B. Catell
Chief Executive Officer and Director
(Principal Executive Officer)


/s/ Gerald Luterman                           January 19, 2000
------------------------
Gerald Luterman
Chief Financial Officer and Senior Vice-President
(Principal Financial Officer)

/s/ Ronald Jendras                            January 19, 2000
------------------------
Ronald Jendras
Vice President, Controller and Chief Accounting
Officer
(Principal Accounting Officer)


          *                                    January 19, 2000
------------------------
Lilyan H. Affinito
Director


           *                                    January 19, 2000
------------------------
George Bugliarello
Director


           *                                    January 19, 2000
------------------------
Howard R. Curd
Director


           *                                    January 19, 2000
------------------------
Richard N. Daniel
Director

           *                                    January 19, 2000
------------------------
Donald H. Elliott
Director





           *                                    January 19, 2000
------------------------
Alan H. Fishman
Director

            *                                  January 19, 2000
------------------------
James R. Jones
Director


            *                                    January 19, 2000
------------------------
Stephen W. McKessy
Director


            *                                    January 19, 2000
------------------------
Edward D. Miller
Director


            *                                    January 19, 2000
------------------------
Basil A. Paterson
Director


            *                                    January 19, 2000
------------------------
James Q. Riordan
Director


            *                                    January 19, 2000
------------------------
Frederic V. Salerno
Director


            *                                    January 19, 2000

------------------------
Vincent Tese
Director

/s/ Ronald Jendras                              January 19, 2000
------------------------
Ronald Jendras, as Attorney-in-Fact
Vice President, Controller and Chief Accounting
Officer



_______________

* Such signature has been affixed pursuant to a power of attorney filed as an exhibit hereto.

 Exhibit Number  Description of Exhibits

       1<F1>     Form of Distribution Agreement

      2<F2> Agreement and Plan of Merger, dated as of November 4, 1999, by and among KeySpan Corporation, Eastern Enterprises and ACJ Acquisition LLC (filed as Exhibit 2 to KeySpan's Current Report on Form 8-K dated November 5, 1999 and incorporated herein by reference)


      4-a<F1>    Form of Indenture, dated as of December 1, 1999, between the registrants and The Chase Manhattan Bank, as trustee. The
                 form or forms of debt security with respect to each
                 particular series of debt securities registered hereunder
                 (other than Medium-Term Notes) will be filed as an exhibit to a Current Report on Form 8-K and shall be deemed to be
                 incorporated herein by reference.
      4-b<F1>    Form of Medium-Term Notes

       5<F1> Opinion of Steven L. Zelkowitz as to the legality of the debt securities to be issued


      12<F2>     Computation of ratio of earnings to fixed charges

     23-a<F1>    Consent of Arthur Andersen, LLP, Independent Accountants
     23-b<F1>    Consent of Ernst & Young, LLP, Independent Auditors

     23-c<F1> Consent of Steven L. Zelkowitz (contained in his Opinion filed as Exhibit 5 hereto)

     24-a<F1>    Powers of Attorney

     24-b<F2> Certified resolution of the Board of Directors of KeySpan Corporation authorizing signatures pursuant to power of attorney
     24-c<F2> Certified resolution of the Board of Directors of KeySpan Gas East Corporation authorizing signatures pursuant to power of attorney


      25<F1>     Statement of Eligibility of The Chase Manhattan Bank on Form
                 T-1


__________________
[FN]

<F1> Filed herewith.
<F2> Previously filed.